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                                                                    EXHIBIT 99.1

        FLAGSTAR BANCORP ANNOUNCES ACCELERATION OF STOCK OPTION VESTING



TROY, MICHIGAN - December 2, 2005 - Flagstar Bancorp, Inc. (NYSE: FBC), announced today that, in response to the upcoming change in the accounting treatment of stock awards and consistent with the actions of numerous other companies, on November 29, 2005, it accelerated the vesting of its unvested and "out-of-the-money" stock options awarded to its employees, executive members and Board members under its stock option plan. The acceleration applies only to options with an exercise price of $19.35 per share or higher. The options considered to be "out-of-the-money" have exercise prices greater that Flagstar's stock closing sales price on November 29, 2005, which was $15.20 per share. Outstanding unvested options that are "in-the-money" will not be subject to acceleration and will continue to vest on their normal schedule.

Options to purchase 829,899 shares of Flagstar common stock, which would otherwise have vested over the next four years, will become fully vested, including 452,496 options held by executive officers, 17,500 options held by non-employee directors and 359,903 options held by other employees. These options represent about 24% of the total options outstanding. The total weighted average exercise price per share is $22.16. The closing price of Flagstar Bank stock on November 29, 2005 was $15.20.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Beginning January 1, 2006, SFAS 123R will require Flagstar to apply the expense recognition provisions. As a result of the accelerated vesting of "out-of-the-money" stock options, Flagstar believes it will reduce its compensation charge it would otherwise be expected to record. The reduction in pre-tax expense is expected to be approximately $3 million based on value calculations using the Black-Scholes methodology. This consists of a $1.5 million reduction in fiscal 2006 and approximately $1.5 million thereafter.

Flagstar Bancorp, which has $15.4 billion in total assets, is the largest publicly-held savings bank in the Midwest. Flagstar operates more than 130 banking centers in Michigan, Indiana and Georgia, home loan centers in 24 states and correspondent lending offices across the country. Flagstar is one of the nation's leading originators of residential mortgage loans.

         The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com.